Exhibit 99.1

Contact:  Harold A. Hurwitz, Chief Executive Officer
    (949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES COMPLETION OF RIGHTS OFFERING

IRVINE, CA, May 1, 2014 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced that it has completed its previously announced common stock rights offering. The Company raised $1.65 million, before expenses, through shareholder subscriptions for 868,732 shares of common stock, representing a 59% participation rate.

Of the total amount of shares to be issued, an aggregate of 473,420 shares will be issued to AO Partners I, LP (“AO Partners”) and Farnam Street Partners, L.P. (“Farnam Street Partners”), the Company’s two largest shareholders, who each exercised its full pro-rata allotment of rights in the offering. AO Partners, LLC is the General Partner of AO Partners, and Nicholas J. Swenson, a director of the Company, is the Managing Member of AO Partners. Raymond E. Cabillot, also a director of the Company, is the CEO of Farnam Street Partners. The remaining 395,312 shares will be issued to 178 other shareholders that participated in the rights offering.

“We appreciate the participation of our largest shareholders, and are particularly pleased that nearly half of the subscriptions received in the rights offering were from a remaining broad base of shareholders, the support from whom we value,” said Harold A. Hurwitz, the Company’s CEO.

The shares of the Company’s common stock subscribed for in the rights offering will be issued to shareholders as promptly as practicable. The rights offering was made pursuant to a Registration Statement on Form S-3 that was filed with the Securities and Exchange Commission (“SEC”) and became effective on March 21, 2014, and by means of the prospectus that was filed with the SEC on March 24, 2014. Questions regarding the rights offering may be directed to the subscription agent, Broadridge Corporate Issuer Solutions, Inc., at (855) 793-5068.

The purpose of the rights offering was to raise equity capital in a cost-effective manner that provided all of the Company’s shareholders the opportunity to participate on a pro rata basis. The Company intends to use the net proceeds from the rights offering to pursue strategic opportunities that may present themselves from time to time or, if not used to pursue strategic opportunities, for working capital and general corporate purposes, including to fund ongoing research and development and product initiatives. Also, to the extent net proceeds of the rights offering are not deployed, some of the funds may be invested in accordance with the terms of the Company’s previously disclosed Surplus Capital Investment Policy.

Under the terms of the rights offering, the Company had the right to reduce subscriptions in order to preserve certain of the Company’s tax attributes, such as the utilization of net operating loss carry forwards. Similarly, the Company had the right to reduce shares purchased pursuant to a standby commitment from AO Partners, LLC and Farnam Street Capital, Inc. (collectively with their permitted designees the “Standby Purchasers”). The Standby Purchasers had agreed to purchase any and all shares of common stock that were not subscribed for by shareholders in connection with the rights offering. On the basis of the Company’s analysis of tax attributes, the Company did not reduce the subscriptions of any shareholder in the rights offering, but did reduce to zero the number of shares the Standby Purchasers could have otherwise purchased pursuant to the standby commitment. As a result, no shares will be issued to AO Partners, LLC or Farnam Street Capital, Inc. pursuant to their standby purchase commitment.

About Pro-Dex, Inc.:

Pro-Dex, Inc., with operations in California and Oregon, specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets. Its OMS division designs and manufactures embedded motion control systems serving the medical, dental, semi-conductor and scientific research markets. Pro-Dex’s products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world. For more information, visit the Company’s website at www.pro-dex.com.

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company’s filings with the Securities and Exchange Commission.